Exhibit 99.1
RCN Reports Third Quarter 2007 Results
Revenue grows to $156 million
EBITDA grows to $38 million
Customers Up 9,000 and RGUs Up 25,000 Year-over-Year; 6th Consecutive Quarterly Increase
Herndon, VA, November 8, 2007 - RCN Corporation (NASDAQ: RCNI), a leading provider of video, data, and voice services to residential and business customers, today announced its results for the third quarter 2007.
“RCN grew core revenue, customers and EBITDA in the third quarter, demonstrating continuous execution against our balanced strategy,” stated James F. Mooney, chairman of RCN’s board of directors. “RCN offers residential and commercial customers a highly competitive and best-in-class local market alternative with an innovative services suite and a fiber-rich and scalable network that supports delivery of high-bandwidth, high-demand digital services. Given our strong year-to-date results, our focus for the year remains on consistent top-line execution and continued expansion in operating leverage and cash flow generation to drive sustained returns to shareholders.”
Third Quarter 2007 Results
•
Total revenue of $156 million increased 4% from $150 million in the third quarter of 2006 and decreased 2% from $159 million in the second quarter of 2007. Second quarter 2007 revenue included a $4.4 million benefit related to a reciprocal compensation agreement. Excluding this benefit, third quarter revenue increased 1% sequentially. Revenue from core residential and commercial operations increased 5% from last year, driven by (i) 8% growth in commercial revenue, and (ii) 4% growth in core residential revenue, resulting primarily from the addition of approximately 9,000 new customers and 25,000 revenue generating units (RGUs), as well as a 2% increase in average revenue per customer (ARPC) to $109.

•
EBITDA of $38 million increased 13% from $33 million in the third quarter of 2006 and decreased 9% from $42 million in the second quarter of 2007. Third quarter 2006 EBITDA included a $2.5 million benefit in programming expense as a result of a change in accounting estimate. Second quarter 2007 EBITDA included net benefits of $5.1 million, including the $4.4 million revenue benefit described above, plus $0.7 million of direct cost benefits related to the settlement of disputed network charges, net of costs related to a franchise audit. Excluding these benefits, third quarter EBITDA increased 22% from last year and increased 3% from last quarter, and EBITDA margin of 24% grew approximately 350 basis points from last year through higher revenue and further decreases in SG&A as a percent of revenue. EBITDA is a non-GAAP financial measure — see “Non-GAAP Measures” below.

•
Capital expenditures were $34 million compared to $25 million in the third quarter of 2006 and $33 million in the second quarter of 2007. Third quarter 2007 capital expenditures included $9 million related to the renewal of two long-term indefeasible right of use (IRU) agreements, representing a lower cost than the potential cost of constructing replacement assets over the next several years.

•	RCN had approximately 413,000 customers as of September 30, 2007 versus 409,000 as of June 30, 2007 and 404,000 customers as of September 30, 2006.

•	RCN ended the quarter with $522 million in outstanding debt and $113 million in cash, cash equivalents, and short-term investments.

•
RCN utilized approximately $4 million of its previously authorized $25 million share repurchase authorization to purchase approximately 262,000 shares at an average price of approximately $13.88 per share.

Peter D. Aquino, President and Chief Executive Officer of RCN, stated, “I am very proud of our performance this third quarter as our company continues to execute on a balanced program of growth, profitability, and business development to complement an already expansive fiber network. For the 6th consecutive quarter, we added customers and connections, at a time when incumbent cable and phone companies are experiencing continued challenges with their core products. RCN is providing consumers with superior choices for digital cable, high speed data and primary phone service. Our best in class product set is competing well for new customers, and we are supporting this growth by investing in brand awareness, customer convenience through eCommerce, and new construction, adding 22,000 new and rebuilt homes this quarter. In addition, our fiber optics platform is doing triple duty as we invest further in the small business market and accelerate the growth of our commercial business. We are very excited about the pending NEON acquisition, and expect to realize similar integration success as we achieved with ConEd. Post-closing, we look forward to reporting our CLEC as a separate segment, allowing our investors to see clearly the tremendous growth and value potential of this business.”
2007 Financial Outlook
RCN has updated its full-year 2007 Outlook, excluding any impact from NEON, as follows:
•	Revenue of approximately $625-630 million, at the lower end of our prior outlook of $625-635 million

•	EBITDA of approximately $150-155 million, at the upper end of our prior outlook of $145-155 million

•	Capital expenditures of approximately $115-120 million, $10 million above the prior outlook of $105-110 million, due to the $9 million in IRU renewals described above
Michael T. Sicoli, Chief Financial Officer of RCN, stated, “During Q3, we achieved further SG&A reductions and cost efficiencies, enabling us to translate 4% total revenue growth into 22% EBITDA growth on a year-over-year basis, extending our 2-year record of consistent execution. Pro forma for the NEON transaction, our balance sheet will remain strong, with sufficient liquidity to support RCN’s future organic and strategic growth opportunities. Our updated outlook demonstrates our confidence in a solid full-year 2007 performance, and we look forward to sharing our outlook for 2008 when we report our fourth quarter 2007 results.”
NEON Update
As previously announced, on June 24, 2007, RCN entered into a definitive Agreement and Plan of Merger pursuant to which RCN intends to acquire NEON Communications Group, Inc. (“NEON”) for a purchase price of $5.15 to $5.25 per share, or an aggregate purchase price of $255 million to $260 million. RCN has received Federal Communication Commission (“FCC”) and substantially all state public utility commission approvals for the transaction. NEON’s stockholder approval was obtained on November 6, 2007. The transaction remains subject to confirmation by RCN that NEON has achieved minimum agreed-upon revenue and profit milestones during the three months ended September 30, 2007. If the milestones were met for the three months ended September 30, 2007, the transaction is expected to close in mid-November.
RCN expects to fund this transaction with the combination of proceeds from an additional $200 million term loan under its existing senior secured credit facility, a draw of approximately $25 million under its existing $75 million line of credit, and cash on hand. The additional term loan will contain the same pricing and terms as its existing term loan. In connection with this financing, a secured leverage covenant will be added to RCN’s credit facility, per the terms of its financing commitment, which will apply to both the new and existing loans.

Non-GAAP Measures
In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, RCN has presented non-GAAP financial measures, such as EBITDA, EBITDA Margin, and ARPC. RCN believes that these non-GAAP measures, viewed in addition to and not in lieu of its reported GAAP results, provide useful information to investors because they are an integral part of RCN’s internal evaluation of operating performance. In addition, they are measures that RCN uses to evaluate management’s effectiveness. A reconciliation to the comparable GAAP measures is available on page 8. RCN’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.
Third Quarter Conference Call
Management will conduct a conference call to discuss third quarter results and its strategic outlook today at 08:30 AM Eastern time. Please be sure to dial into the call 10 to 15 minutes before start time. The dial in number for the call is 888-529-1782, conference ID: 19246914. The call is also being webcast with an accompanying slide presentation, which can be accessed at http://investor.rcn.com/calendar.cfm. A replay of this conference call will be available from 11:30 AM today until 11:59 PM Eastern time on November 15. The dial in number for the replay is 706-645-9291; the conference ID is the same as above. The webcast and slides will also be archived on RCN’s website.
About RCN Corporation
RCN Corporation, http://www.rcn.com , is one of the largest facilities-based competitive providers of bundled cable, high-speed internet and phone services delivered over its own fiber-optic local network to residential, small business and commercial customers in the most densely populated markets in the U.S. RCN provides service in the Boston, Chicago, Eastern Pennsylvania, New York, and Washington, D.C. metropolitan markets. In addition, RCN also serves commercial customers through RCN Business Services, a provider of bulk video, broadband internet access and voice services to small and medium business customers, and RCN Business Solutions, a fiber facilities-based provider of high-availability telecommunication services to both retail and wholesale business customers. RCNI-Q
RCN Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430 Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777
(Tables follow)

RCN CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$155,701	$149,688	$468,191	$434,863
Costs and expenses:
Direct expenses	51,995	49,278	159,347	144,523
Selling, general and administrative (including stock-based compensation of $9,560, $4,287, $21,328 and $13,953)	75,628	71,289	214,841	210,749
Impairments, exit costs and restructuring	4,797	1,288	6,860	4,614
Depreciation and amortization	49,983	47,813	144,578	144,137

Operating loss	(26,702)	(19,980)	(57,435)	(69,160)

Investment income	2,159	1,347	6,893	4,439
Interest expense	(10,622)	(4,295)	(21,706)	(20,344)
Gain on sale of investment in unconsolidated entity	—	—	—	125,377
Loss on sale of assets	(105)	(47)	(754)	(1,913)
Loss on early extinguishment of debt	—	—	(63,928)	(19,252)
Other income (expense), net	337	3	(458)	31

(Loss) income from continuing operations before income taxes	(34,933)	(22,972)	(137,388)	19,178
Income tax (benefit) expense	—	—	(511)	7,467

Net (loss) income from continuing operations	(34,933)	(22,972)	(136,877)	11,711
(Loss) income from discontinued operations, net of tax	(305)	141	1,482	1,112
Gain on sale of discontinued operations, net of tax	45	—	15,789	—

Net (loss) income	$(35,193)	$(22,831)	$(119,606)	$12,823

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS

Current Assets:
Cash and cash equivalents	$33,871	$66,342
Short-term investments	79,150	58,173
Accounts receivable, net of allowance for doubtful accounts of $3,787 and $4,205	57,819	58,483
Prepayments and other current assets	19,203	13,025
Assets of discontinued operations	381	39,573

Total current assets	190,424	235,596

Property, plant and equipment, net of accumulated depreciation of $463,404 and $339,061	575,585	613,572
Intangible assets, net of accumulated amortization of $52,508 and $37,968	85,975	98,264
Long-term restricted investments	14,828	16,031
Deferred charges and other assets	8,202	11,918

Total assets	$875,014	$975,381

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt and capital lease obligations	$5,330	$871
Accounts payable	27,883	23,089
Advance billings and customer deposits	38,128	38,783
Accrued expenses and other	68,371	68,342
Accrued employee compensation and related expenses	15,779	18,108
Accrued exit costs	2,779	2,761
Current liabilities of discontinued operations	742	10,068

Total current liabilities	159,012	162,022

Long-term debt and capital lease obligations, net of current maturities	516,447	201,921
Other long-term liabilities	50,375	41,502

Total liabilities	725,834	405,445

Commitments and contingencies

Stockholders’ Equity:
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 37,620,854 and 37,455,912 shares issued and outstanding	376	374
Additional paid-in-capital	432,148	722,589
Treasury stock, 146,094 and 56,758 shares at cost	(3,956)	(1,388)
Accumulated deficit	(271,262)	(151,656)
Accumulated other comprehensive (loss) income	(8,126)	17

Total stockholders’ equity	149,180	569,936

Total liabilities and stockholders’ equity	$875,014	$975,381

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(Unaudited)

	For the nine months ended
	September 30,
	2007	2006

Net (loss) income from continuing operations:	$(136,877)	$11,711

Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Loss on early extinguishment of debt	63,928	19,252
Non-cash stock-based compensation	21,328	13,953
Gain on sale of investment in unconsolidated entity	—	(125,377)
Depreciation and amortization	144,578	144,137
Other	(11,501)	(15,917)

Net cash provided by continuing operations	81,456	47,759

Net cash (used in) provided by discontinued operations	(299)	5,193

Net cash provided by operating activities	81,157	52,952

Cash flows from investing activities:
Additions to property, plant and equipment	(89,643)	(58,855)
Investment in acquisitions and intangibles, net of cash acquired	(2,250)	(38,462)
Proceeds from sale of discontinued operations and other assets	49,387	865
(Increase) decrease in short-term investments	(20,971)	5,022
Proceeds from sale of investment in unconsolidated entity	—	307,467
Other	1,203	1,710

Net cash (used in) provided by continuing operations	(62,274)	217,747

Net cash used in discontinued operations	(243)	(1,880)

Net cash (used in) provided by investing activities	(62,517)	215,867

Cash flows from financing activities:
Repayments of long-term debt, including debt premium	(217,550)	(371,973)
Payment of debt issuance costs	(5,132)	(4,412)
Debt proceeds	520,000	75,000
Dividend payments	(347,294)	—
Purchase of treasury stock	(6,207)	(1,388)
Payments of capital lease obligations	(88)	(339)
Proceeds from the exercise of stock options	5,160	7,513

Net cash used in financing activities	(51,111)	(295,599)

Net decrease in cash and cash equivalents	(32,471)	(26,780)
Cash and cash equivalents at beginning of the period	66,342	70,906

Cash and cash equivalents at end of the period	$33,871	$44,126

RCN CORPORATION
SELECTED OPERATING METRICS

	Q3 2007	Q2 2007	Q3 2006
Revenues (Consolidated):
Video	66,338	66,391	61,519
Data	33,282	32,639	30,661
Voice	28,229	27,957	30,377
Other	1,965	1,851	1,695

Total Core Residential	129,814	128,838	124,252
Commercial	22,917	22,763	21,137

Core Segment Revenue	152,731	151,601	145,389
Dial — Up	2,131	2,316	2,997
Recip Comp / Other	839	5,236	1,302

Total	$155,701	$159,153	$149,688

RGUs:
Voice	248,000	248,000	251,000
Video	357,000	355,000	355,000
Data	279,000	270,000	253,000

Total RGUs	884,000	873,000	859,000

Number of Customers	413,000	409,000	404,000

% Customers in Bundles	67%	67%	66%

Average Monthly Revenue Per Customer (ARPC)	$109	$109	$107

RCN Corporation
Non-GAAP Reconciliation
(1) EBITDA is defined as net income (loss) plus income (loss) from discontinued operations net of tax, gain on sale of discontinued operations net of tax, income tax benefit (expense), other (expense) income net, loss on early extinguishment of debt, (loss) gain on sale of assets, interest expense, investment income, depreciation and amortization, non-cash stock-based compensation and other special items including impairments, exit costs and other charges. EBITDA margin represents EBITDA divided by total revenues. We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the cable industry. EBITDA, as defined above, may not be similar to EBITDA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

	For the three months ended			Guidance
	September 30,	June 30,	September 30,	For the year ended
($ in thousands)	2007	2007	2006	December 31, 2007
Net loss	$(35,193)	$(79,765)	$(22,831)	$(150,000 – $145,000)
Gain on sale of discontinued operations, net of tax	(45)	—	—	(16,000)
Loss (income) from discontinued operations, net of tax	305	260	(141)	(2,000)
Other (income) expense, net	(337)	794	(3)	—
Loss on early extinguishment of debt	—	63,928	—	64,000
Loss on sale of assets	105	509	47	—
Interest expense	10,622	6,885	4,295	32,000
Investment income	(2,159)	(2,840)	(1,347)	(8,000)
Depreciation and amortization	49,983	47,522	47,813	192,000
Non-cash stock-based compensation expense	9,560	6,513	4,287	31,000
Impairments (recoveries), exit costs & restructuring	4,797	(2,228)	1,288	7,000

EBITDA	37,638	41,578	33,408	$150,000 – $155,000
EBITDA Margin	24.2%	26.1%	22.3%
(2) Average monthly revenue per customer, or ARPC, is an industry metric that measures revenues, excluding certain commercial and other residential revenue (consisting of dial-up and reciprocal compensation) per period divided by the average number of customers during that period. We believe that ARPC provides useful information concerning the appeal of our service offerings and our rate plans. ARPC as defined above may not be similar to ARPC measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations. ARPC reflects the new customer and RGU reporting methodology effective as of January 1, 2006; amounts may not be comparable to those reported prior to December 31, 2005.

	For the three months ended
($ in thousands)	September 30, 2007	June 30, 2007	September 30, 2006
Total Revenues	$155,701	$159,153	$149,688
Less: Certain Commercial Revenue	(19,109)	(18,709)	(17,079)
Less: Other Residential Revenue	(2,970)	(7,552)	(4,299)

Customer Revenues	133,622	132,892	$128,310
ARPC	$109	$109	$107
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